Exhibit 10.59

Letter Agreement, dated June 23, 2009, between Orbitz Worldwide, Inc. and Roger Liew

June 23, 2009

Roger Liew

Dear Roger:

On behalf of Orbitz Worldwide, Inc. (together with its subsidiaries, collectively, the “Company”), I am pleased to confirm our offer to you a position as Vice President of Technology, based in Chicago, Illinois, and reporting to a to be named Chief Technology Officer. Your start date will be June 15, 2009. Your annual salary will be $225,000 with a bi-weekly pay rate of $8653.85.

You will be eligible to participate in the Company's annual incentive bonus plan (the “Bonus Plan”) provided that you are actively employed by and in good standing with the Company and subject to the other terms, conditions and eligibility requirements of the Bonus Plan. Your target bonus percentage for purposes of the Bonus Plan will be 30% of your eligible earnings (as defined in the Bonus Plan). Bonus payments under the Bonus Plan are determined based on your target bonus percentage and eligible earnings during the relevant plan period, as well as the achievement of company financial objectives and individual performance, subject to such other terms, conditions and criteria as the Compensation Committee (the “Compensation Committee”) of the Orbitz Worldwide, Inc. Board of Directors may determine in its sole discretion.

A recommendation will be made by management to the Compensation Committee at its next quarterly meeting to approve a new hire equity grant consisting of 100,000 restricted stock units.  All grants of equity awards are subject to approval by the Committee in its sole discretion and are subject to such terms and conditions (including with respect to vesting and continued service) as may be established by the Compensation Committee in its sole discretion, and/or as are required under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended.

Prior to beginning employment with the Company, you will need to establish your U.S. employment eligibility as well as your identity. Examples of proper identification include a passport, or a valid driver's license and social security card; alternate acceptable documents are stated on the enclosed list. You will need to bring this identification with you on your first day of employment.

On your first day in the Chicago office, please report to 500 W. Madison Chicago, IL, 9th floor lobby area at 8:30 a.m. and contact me at 312-894-6962. We will work with you to schedule time to provide an introduction to Orbitz Worldwide and an overview of your employee benefits. Health and welfare benefits will begin on the first day of the month following your first day of employment. You will also receive a brief tour of the facilities, and we will obtain your signature indicating your agreement to comply with the Company's core policies.

Please indicate your acceptance of this offer of employment by signing the enclosed copy and bringing it with the enclosed I-9 Form and Personal Data Form to Human Resources on your first day of employment. Per the Company's standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause. Any claim or controversy arising out of or relating to this offer letter or your employment (or termination of employment) with the Company shall be governed by the laws of the State of Illinois.

You represent and affirm that you do not have any non-competition, non-solicitation, restrictive covenant or other similar agreement or contract that will or may restrict or limit in any way your ability to perform the duties of the position you have been offered with the Company, and that the Company's offer of employment is contingent upon this representation by you. In addition, the Company requires that you comply with any confidentiality obligations you have to your current and any former employers.

Additionally, due to the nature of your position, you will have access to certain proprietary and/or confidential information related to the affairs, business, results of operations, accounting methods, practices and procedures, potential acquisitions, financial condition, clients, customers, and other relationships of the Company. By signing below, you agree to comply with the covenants contained in the attached Addendum concerning non-competition and non-solicitation and other matters, including following the termination of your employment with the Company.

If these terms are acceptable to you, please sign this letter below and fax it to (312) 803-0006, along with the Personal Data Form. If we do not receive your acceptance by 5:00 pm Central Time on Friday, June 12, 2009, this offer will expire.

We are excited that you are joining our organization and look forward to having you as part of the Orbitz Worldwide team. If there is anything further I can do to assist you, please do not hesitate to contact me at 312-260-2453.

Regards,

/s/ Kristin Dickey
Kristin Dickey
Human Resources Director
Orbitz Worldwide

Understood and accepted:

/s/ Roger Liew	2 July 2009
Roger Liew	Date

CC:    Paul Wolfe
Jim Shaughnessy
Barney Harford

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